EXHIBIT 99.1
------------


                                                            NEWS RELEASE



AT URBAN SHOPPING CENTERS, INC.:                 AT FRB:
-------------------------------                  ------

Adam Metz                Michael Goldberg        Bill Murphy
Chief Financial Officer  Senior Vice President
900 N. Michigan Ave.,    900 N. Michigan Ave.,   875 N. Michigan Avenue
#1500                    #1500
Chicago, IL  60611       Chicago, IL  60611      Chicago, IL  60611
(312) 915-3568           (312) 915-2811          (312) 266-7800


FOR IMMEDIATE RELEASE


                         URBAN SHOPPING CENTERS, INC.
                    TO ACQUIRE INTEREST IN HOUSTON GALLERIA

                             --------------------

                      COMPANY ANNOUNCES PRIVATE PLACEMENT
                  OF $85 MILLION OF PERPETUAL PREFERRED UNITS


CHICAGO, OCTOBER 4, 1999 -- Urban Shopping Centers, Inc. (NYSE: URB) announced today that, through a partnership owned two-thirds by Urban and one-third by institutional funds advised by Walton Street Capital, L.L.C., it has contracted to acquire the approximate 1.6 million square foot retail component of the Houston Galleria, a mixed use development in Houston, Texas. The acquisition is expected to be completed by November of this year.

      The retail portion of the Houston Galleria consists of several components. Galleria I is a three-level enclosed regional mall comprised of 439,387 square feet of mall shop space and a 200,000 square foot Neiman Marcus store that opened in 1970. In 1977, the mall was expanded with the addition of Galleria II, which is comprised of 314,270 square feet of small shop space and a 135,484 square foot Lord & Taylor store. In 1986, Macy's opened a 232,600 square foot department store as part of Galleria III, which also includes 95,465 square feet of small shop space on two levels.
A fourth anchor, Saks Fifth Avenue, operates a 185,532 square foot store between Gallerias II and III. Total sales at the property in 1998 were in excess of $625 million.

        The project also includes an ice skating rink, food court, an adjacent strip shopping center of approximately 104,000 square feet and an adjacent fourteen acre development site. Current plans call for a development of up to 750,000 square feet of new retail space which includes up to two new anchor department stores.

      In addition to the retail component, the project is comprised of three office towers totaling 1.1 million square feet of space and two Westin hotels aggregating 891 rooms. The office and hotel portions of Houston Galleria are to be acquired by Walton Street Capital, L.L.C.






                                   - More -

URBAN SHOPPING CENTERS
ADD 1



      The company also announced that its operating partnership, Urban Shopping Centers, L.P., on October 1 completed a private sale of $85 million of Series D Cumulative Redeemable Preferred Partnership Units. The Preferred Units are entitled to distributions at a rate of 9.45% per annum.

Proceeds from the offering will be used to fund a portion of the acquisition of the interest in Houston Galleria.

      The Preferred Units, which may be called by Urban Shopping Centers at par on or after October 1, 2004, have no stated maturity or mandatory redemption and are not convertible into any other securities of the operating partnership.

      The Preferred Units were privately placed with institutional investors. Merrill Lynch & Co. acted as exclusive placement agent.

SAFE HARBOR STATEMENT. Certain statements set forth herein or incorporated by reference herein from the company's filings under the Securities Exchange Act of 1934, as amended, contain forward-looking statements, including, without limitation, statements relating to the timing and anticipated capital expenditures of the company's development programs and acquisitions. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results may differ materially from those set forth in the forward-looking statements. Certain factors that might cause such differences include general economic conditions, local real estate conditions, construction delays due to the unavailability of construction materials, weather conditions or other delays beyond the control of the company. Consequently, such forward-looking statements should be regarded solely as reflections of the company's current operating, development and acquisition plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements.

      Urban Shopping Centers, Inc., a self-administered real estate investment trust (REIT), is in the business of owning, acquiring, managing, leasing, developing and redeveloping super-regional and regional malls.
The company opened Brandon TownCenter in Tampa, Florida in 1995, Wolfchase Galleria in Memphis, Tennessee in February 1997 and a second Tampa-area mall, Citrus Park Town Center, in March 1999. Urban Shopping Centers, Inc. owns interests in several of the premier shopping centers in the United States including Oakbrook Center (Oak Brook, Illinois), Century City Shopping Center & Marketplace (Los Angeles, California), Water Tower Place (Chicago, Illinois), Old Orchard Center (Skokie, Illinois), Copley Place (Boston, Massachusetts) and San Francisco Shopping Centre (San Francisco, California), as well as in Urban Retail Properties Co., its property management, leasing and development affiliate. Urban Retail Properties Co. is one of the nation's largest retail property managers, managing more than 50 million square feet of space in 23 states and the District of Columbia.




  TO RECEIVE URBAN SHOPPING CENTERS' LATEST NEWS RELEASE AND OTHER CORPORATE
        DOCUMENTS, FREE OF CHARGE VIA FAX, SIMPLY DIAL 1-800-PRO-INFO.
                             USE COMPANY CODE 026